EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Continued Growth and Record Earnings, With Assets of $5.9 Billion

BETHESDA, Md., Oct. 21, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $21.5 million for the three months ended September 30, 2015, a 52% increase over the $14.1 million net income ($14.8 million on an operating basis) for the three months ended September 30, 2014. Net income available to common shareholders for the three months ended September 30, 2015 increased 53% to $21.3 million as compared to $13.9 million ($14.6 million on an operating basis) for the same period in 2014.

Net income per basic and diluted common share for the three months ended September 30, 2015 was $0.64 and $0.63, respectively as compared to $0.54 per basic common share and $0.52 per diluted common share ($0.57 per basic common share and $0.55 per diluted common share on an operating basis) for the same period in 2014, a 19% increase per basic common share and 21% per diluted common share (14% increase per basic common share and 15% per diluted common share on an operating basis).

For the nine months ended September 30, 2015, the Company's net income was $61.8 million, a 56% increase (52% on an operating basis) over the $39.5 million ($40.8 million on an operating basis) for the nine months ended September 30, 2014. Net income available to common shareholders was $61.3 million ($1.88 per basic common share and $1.84 per diluted common share), as compared to $39.1 million ($40.3 million on an operating basis) or $1.50 per basic common share and $1.47 per diluted common share ($1.55 per basic common share and $1.52 per diluted common share on an operating basis) for the same nine month period in 2014, a 25% increase per basic and diluted common share (21% increase per basic and diluted common share on an operating basis).

Operating earnings for the three months ended September 30, 2014, exclude merger related expenses of $674 thousand ($0.03 per basic and diluted common share) related to the merger (the "Merger") with Virginia Heritage Bank ("Virginia Heritage") completed October 31, 2014. The nine months ended September 30, 2014, exclude merger related expenses of $1.3 million ($0.05 per basic and diluted common share) related to the Merger. Reconciliations of GAAP earnings to operating earnings are contained in the footnotes to the financial highlights table.

"We are very pleased to report our twenty-seventh consecutive quarter of record earnings, continuing a long-term trend of consistent and balanced financial results," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. The Company's quarterly earnings have increased for each quarter since the fourth quarter of 2008. The Company's performance in the third quarter of 2015 was highlighted by growth in total loans and total deposits; by 32% growth in total revenue as compared to the same quarter in 2014 and by 2% growth in total revenue as compared to the second quarter of 2015; by a continuation of a favorable net interest margin, which was 4.23% for the third quarter of 2015; and by continued solid asset quality measures. Additionally, operating leverage remained quite favorable with an efficiency ratio in the third quarter of 2015 of 42.04%. The strong third quarter earnings resulted in an annualized return on average assets ("ROAA") of 1.47%, an annualized return on average common equity ("ROACE") of 11.95% and a Common Equity Tier 1 ratio of 10.44% at September 30, 2015.

For the third quarter of 2015, total loans grew 5.0%, net of the indirect loans, to $4.77 billion and total deposits increased 2.1% to $4.93 billion as compared to June 30, 2015. Growth in loans and deposits over the last twelve months was in part due to the Merger, which added approximately $800 million in loans and $645 million in deposits. Excluding balances acquired in the Merger, and the sale of the indirect consumer loan portfolio discussed below, organic loan and deposit growth over the last twelve months was 18% for loans and 21% for deposits.

On July 24, 2015, the Company completed the sale of the indirect consumer loan portfolio amounting to approximately $80.3 million acquired in the Merger. The sale of this non-strategic loan class will allow the Company to deploy the funds into commercial and commercial real estate loans, its core competency, improve over time its yield on earning assets and reduce operating expenses. The fair value adjustment was included in the June 30, 2015 balance sheet as an adjustment to intangibles established in the Merger transaction.

The net interest margin was 4.23% for the third quarter of 2015, as compared to 4.45% for the third quarter of 2014 and 4.33% for the second quarter of 2015. Mr. Paul added, "The margin compression experienced in the third quarter of 2015 was due to an expected reduction in loan yields, and was due substantially to competitive pressure in the continuing low interest rate environment. Higher balance sheet liquidity continued in the third quarter of 2015 which will be deployed over time into higher yielding loans. The Company continues its emphasis on disciplined pricing for both new loans and funding sources. The yield on the loan portfolio was 5.19% in the third quarter 2015 versus 5.29% in the second quarter and the costs of funds was 0.35% in the third quarter of 2015 versus 0.37% in the second quarter.

Total revenue (net interest income plus noninterest income) for the third quarter of 2015 was $65.2 million, or 32% above the $49.4 million of total revenue earned for the third quarter of 2014 and was 2% higher than the $63.8 million of revenue earned in the second quarter of 2015.

The primary driver of the Company's revenue growth for the third quarter of 2015 as compared to the third quarter of 2014 continues to be its net interest income growth of 32% ($59.1 million versus $44.6 million). Noninterest income increased 28% in the third quarter 2015 over the same period in 2014 ($6.1 million versus $4.8 million) which contributed to total revenue growth and was due to increased gains on the sale of residential mortgage loans.

For the third quarter of 2015, revenue from residential mortgage banking represented 3.4% of total revenue as compared to 2.8% of total revenue for the third quarter of 2014. While the Company's primary focus continues to be on generating spread income, management also looks to residential mortgage banking as well as Small Business Administration ("SBA") loan activity as components of the Company's ongoing noninterest income growth opportunities. The mix of residential mortgage originations of $175 million was 59% purchase money and 41% refinance transactions for the third quarter of 2015. Sales of SBA guaranteed loans resulted in $107 thousand of gains on sales for the third quarter of 2015.

Asset quality measures remained solid at September 30, 2015. Net charge-offs (annualized) were 0.16% of average loans for the third quarter of 2015, as compared to 0.09% of average loans for the third quarter of 2014. At September 30, 2015, the Company's nonperforming loans amounted to $14.5 million (0.30% of total loans) as compared to $29.3 million (0.85% of total loans) at September 30, 2014 and $22.4 million (0.52% of total loans) at December 31, 2014. Nonperforming assets amounted to $24.4 million (0.41% of total assets) at September 30, 2015 compared to $38.0 million (0.91% of total assets) at September 30, 2014 and $35.7 million (0.68% of total assets) at December 31, 2014.

Management continues to remain attentive to any signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.05% of total loans (excluding loans held for sale) at September 30, 2015, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.31% of total loans at September 30, 2014 and 1.07 at December 31, 2014. The decline in the ratio of the allowance to total loans since September 30, 2014 was due primarily to loans acquired in the Merger being accounted for at fair value in accordance with U.S. GAAP. The allowance for credit losses represented 348% of nonperforming loans, referred to as the Coverage Ratio, at September 30, 2015, as compared to 153% at September 30, 2014 and 205% at December 31, 2014 resulting primarily from a decrease in non-performing loans.

"The Company's operating cost management remained quite favorable for the third quarter of 2015," noted Mr. Paul. The efficiency ratio of 42.04% reflects management's ongoing efforts to maintain superior operating leverage. The level of noninterest expenses as a percentage of average assets declined to 1.90% in the third quarter of 2015 as compared to 2.47% in the third quarter of 2014. The Merger completed in the fourth quarter of 2014 accelerated a trend of improvement in the Company's operating leverage over the past several years. The in-market transaction allowed the Company to achieve significant cost savings beginning in the fourth quarter of 2014, which has carried into 2015. Mr. Paul further noted, "The Company's goal remains providing for an appropriate infrastructure to remain competitive, service our clients, manage risk, and achieve the Company's growth initiatives while also maintaining strict oversight of expenses."

Total assets at September 30, 2015 were $5.89 billion, a 41% increase as compared to $4.17 billion at September 30, 2014, and a 12% increase as compared to $5.25 billion at December 31, 2014. Total loans (excluding loans held for sale) were $4.78 billion at September 30, 2015, a 39% increase as compared to $3.43 billion at September 30, 2014, and an 11% increase as compared to $4.31 billion at December 31, 2014. Loans held for sale amounted to $35.7 million at September 30, 2015 as compared to $41.3 million at September 30, 2014, a 13% decrease, and $44.3 million at December 31, 2014, a 19% decrease. The investment portfolio totaled $524.3 million at September 30, 2015, a 37% increase from the $382.5 million balance at September 30, 2014. As compared to December 31, 2014, the investment portfolio at September 30, 2015 increased by $142.0 million or 37%.

Total deposits at September 30, 2015 were $4.93 billion compared to deposits of $3.53 billion at September 30, 2014, a 39% increase and $4.31 billion at December 31, 2014, a 14% increase. Total borrowed funds (excluding customer repurchase agreements) were $70 million at September 30, 2015 as compared to $109.3 million at September 30, 2014, a 36% decrease, and $219.3 million at December 31, 2014, a 68% decrease. The decline in borrowed funds in the first nine months of 2015 as compared to December 31, 2014 was the result of the payoff of all FHLB advances and the $9.3 million in subordinated notes at 8.50% dated August 30, 2010.

Total shareholders' equity at September 30, 2015 increased to $786.1 million, compared to shareholders' equity of $442.6 million at September 30, 2014, a 78% increase and $620.8 million at December 31, 2014, a 27% increase. The increases are primarily due to retained earnings, the public offering of common stock completed during the first quarter of 2015, which netted approximately $94.5 million, as well as the issuance of common stock to consummate the Merger. The ratio of common equity to total assets was 12.13% at September 30, 2015 as compared to 9.26% at September 30, 2014 and 10.46% at December 31, 2014. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 13.77% at September 30, 2015, as compared to 14.48% at September 30, 2014 and 12.97% at December 31, 2014. In addition, the tangible common equity ratio (tangible common equity to tangible assets) was 10.46% at September 30, 2015, compared to 9.19% at September 30, 2014 and 8.54% at December 31, 2014.

Analysis of the three months ended September 30, 2015 compared to September 30, 2014

For the three months ended September 30, 2015, the Company reported an annualized ROAA of 1.47% as compared to 1.37% (1.44% on an operating basis) for the three months ended September 30, 2014. The annualized ROACE for the three months ended September 30, 2015 was 11.95%, as compared to 14.52% (15.22% on an operating basis) for the three months ended September 30, 2014, the lower ROACE is due to a higher average capital position.

Net interest income increased 32% for the three months ended September 30, 2015 over the same period in 2014 ($59.1 million versus $44.6 million), resulting from growth in average earning assets of 39%. The net interest margin was 4.23% for the three months ended September 30, 2015, as compared to 4.45% for the three months ended September 30, 2014. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.19% for the third quarter in 2015 has been a significant factor in its overall profitability.

The provision for credit losses was $3.3 million for the three months ended September 30, 2015 as compared to $2.1 million for the three months ended September 30, 2014. The higher provisioning in the third quarter of 2015, as compared to the third quarter of 2014, is due to higher net charge-offs and growth in the loan portfolio. Net charge-offs of $1.9 million in the third quarter of 2015 represented an annualized 0.16% of average loans, excluding loans held for sale, as compared to $710 thousand or an annualized 0.09% of average loans, excluding loans held for sale, in the third quarter of 2014. Net charge-offs in the third quarter of 2015 were attributable primarily to commercial and industrial loans.

Noninterest income for the three months ended September 30, 2015 increased to $6.1 million from $4.8 million for the three months ended September 30, 2014, a 28% increase. This increase was primarily due to an increase of $1.1 million in gains on the sale of residential mortgage loans. Residential mortgage loans closed were $175 million for the third quarter of 2015 versus $163 million for the third quarter of 2014.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 42.04% for the third quarter of 2015, as compared to 50.90% (49.11% on an operating basis) for the third quarter of 2014. Noninterest expenses totaled $27.4 million for the three months ended September 30, 2015, as compared to $25.1 million ($24.3 million on an operating basis) for the three months ended September 30, 2014, a 9% increase (13% increase on an operating basis). Cost increases for salaries and benefits were $441 thousand, due primarily to increased staff from the Merger, merit increases and employee benefit expense increases. Premises and equipment expenses were $600 thousand higher, due to costs of additional branches and office space acquired in the Merger and to increases in leasing costs. Data processing expense increased $404 thousand primarily due to increased accounts and transaction volume primarily arising out of the Merger. Legal, accounting and professional fees increased by $323 thousand primarily due to professional fees. Higher FDIC expenses were due to both average asset growth and higher deposit levels. Other expenses increased $938 thousand primarily due to franchise tax and core deposit intangible amortization.

Analysis of the nine months ended September 30, 2015 compared to September 30, 2014

For the nine months ended September 30, 2015, the Company reported an annualized ROAA of 1.49% as compared to 1.36% (1.40% on an operating basis) for the nine months ended September 30, 2014. The annualized ROACE for the nine months ended September 30, 2015 was 12.41%, as compared to 14.33% (14.79% on an operating basis) for the nine months ended September 30, 2014, the lower ROACE due to the higher average capital position.

Net interest income increased 35.3% for the nine months ended September 30, 2015 over the same period in 2014 ($171.4 million versus $126.7 million), resulting from growth in average earning assets of 39.8%. The net interest margin was 4.32% as compared to 4.46% for the nine months ended September 30, 2014. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.25% for the first nine months in 2015 has been a significant factor in its overall profitability.

The provision for credit losses was $10.0 million for the nine months ended September 30, 2015 as compared to $7.2 million for the nine months ended September 30, 2014. The higher provisioning in the first nine months of 2015, as compared to the first nine months of 2014, is due to higher net charge-offs. Net charge-offs of $5.8 million in the first nine months of 2015 represented an annualized 0.17% of average loans, excluding loans held for sale, as compared to $3.1 million or an annualized 0.13% of average loans, excluding loans held for sale, in the first nine months of 2014. Net charge-offs in the first nine months of 2015 were attributable primarily to commercial and industrial loans ($4.6 million), home equity and other consumer ($736 thousand), income producing-commercial real estate loans ($625 thousand) offset by a recovery in construction commercial real estate loans ($114 thousand).

Noninterest income for the nine months ended September 30, 2015 increased to $20.1 million from $13.0 million for the nine months ended September 30, 2014, a 54.5% increase. This increase was primarily due to $5.1 million higher gains on the sale of residential mortgage loans and to gains realized on the sale of investment securities of $2.2 million offset by a $1.1 million loss on the early extinguishment of debt due to the early payoff of FHLB advances. Residential mortgage loans closed were $723 million for the first nine months of 2015 versus $389 million for the first nine months of 2014. Investment gains were realized in February 2015 to take advantage of market conditions. This decision to pay off the FHLB advances early was based upon the deposit growth in the quarter and expected benefits to the cost of funds going forward. Excluding investment securities gains and the loss on early extinguishment of debt, total noninterest income was $19.0 million for the nine months ended September 30, 2015, as compared to $13.0 million for the same period in 2014, a 46.2% increase.

Noninterest expenses totaled $82.1 million for the nine months ended September 30, 2015, as compared to $70.4 million ($68.9 million on an operating basis) for the nine months ended September 30, 2014, a 16.6% increase (19.1% on an operating basis). Cost increases for salaries and benefits were $4.2 million, due primarily to increased staff from the Merger, merit increases, employee benefit expense increases and higher incentive compensation. Premises and equipment expenses were $2.5 million higher, due to costs of additional branches and office space acquired in the Merger and to increases in leasing costs. Marketing and advertising expense increased by $761 thousand primarily due to costs associated with digital and print advertising and sponsorships. Data processing expense increased $1.0 million primarily due to increased accounts and transaction volume primarily arising out of the Merger and to higher network expenses. Higher FDIC expenses were due to both higher average assets and higher deposit levels. Other expenses increased $3.5 million primarily due to costs and valuations associated with other real estate owned, franchise tax, and higher core deposit intangible amortization. For the first nine months of 2015, the efficiency ratio was 42.86% as compared to 50.38% (49.33% on an operating basis) for the same period in 2014.

The financial information which follows provides more detail on the Company's financial performance for the nine and three months ended September 30, 2015 as compared to the nine and three months ended September 30, 2014 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-two branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its third quarter 2015 financial results on Thursday, October 22, 2015 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 48715117, or by accessing the call on the Company's website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company's website through November 6, 2015.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2015	2014	2015	2014
Income Statements:
Total interest income	$ 185,869	$ 135,482	$ 63,981	$ 47,886
Total interest expense	14,503	8,820	4,896	3,251
Net interest income	171,366	126,662	59,085	44,635
Provision for credit losses	10,043	7,179	3,262	2,111
Net interest income after provision for credit losses	161,323	119,483	55,823	42,524
Noninterest income (before investment gains)	19,042	13,025	6,039	4,761
Gain on sale of investment securities	2,224	10	60	--
Loss on early extinguishment of debt	(1,130)	--	--	--
Total noninterest income	20,136	13,035	6,099	4,761
Total noninterest expense (1)	82,076	70,376	27,405	25,143
Income before income tax expense	99,383	62,142	34,517	22,142
Income tax expense	37,564	22,611	13,054	8,054
Net income (1)	61,819	39,531	21,463	14,088
Preferred stock dividends	539	434	180	151
Net income available to common shareholders (1)	$ 61,280	$ 39,097	$ 21,283	$ 13,937

Per Share Data:
Earnings per weighted average common share, basic (1)	$ 1.88	$ 1.50	$ 0.64	$ 0.54
Earnings per weighted average common share, diluted (1)	$ 1.84	$ 1.47	$ 0.63	$ 0.52
Weighted average common shares outstanding, basic	32,625,379	25,978,083	33,400,973	26,023,670
Weighted average common shares outstanding, diluted	33,277,542	26,617,975	34,026,412	26,654,186
Actual shares outstanding at period end	33,405,510	26,022,307	33,405,510	26,022,307
Book value per common share at period end	$ 21.38	$ 14.83	$ 21.38	$ 14.83
Tangible book value per common share at period end (2)	$ 18.10	$ 14.71	$ 18.10	$ 14.71

Performance Ratios (annualized):
Return on average assets (1)	1.49%	1.36%	1.47%	1.37%
Return on average common equity (1)	12.41%	14.33%	11.95%	14.52%
Net interest margin	4.32%	4.46%	4.23%	4.45%
Efficiency ratio (1)(3)	42.86%	50.38%	42.04%	50.90%

Other Ratios:
Allowance for credit losses to total loans (4)	1.05%	1.31%	1.05%	1.31%
Allowance for credit losses to total nonperforming loans	347.82%	153.20%	347.82%	153.20%
Nonperforming loans to total loans (4)	0.30%	0.85%	0.30%	0.85%
Nonperforming assets to total assets	0.41%	0.91%	0.41%	0.91%
Net charge-offs (annualized) to average loans (4)	0.17%	0.13%	0.16%	0.09%
Common equity to total assets	12.13%	9.26%	12.13%	9.26%
Tier 1 leverage ratio	11.93%	10.70%	11.93%	10.70%
Total risk based capital ratio	13.77%	14.48%	13.77%	14.48%
Common Equity Tier 1	10.44%	n/a	10.44%	n/a
Tangible common equity to tangible assets (2)	10.46%	9.19%	10.46%	9.19%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 1,007,659	$ 798,489	$ 1,007,659	$ 798,489
Commercial real estate - owner occupied	$ 489,657	$ 337,422	$ 489,657	$ 337,422
Commercial real estate - income producing	$ 2,022,950	$ 1,382,839	$ 2,022,950	$ 1,382,839
1-4 Family mortgage	$ 147,720	$ 126,263	$ 147,720	$ 126,263
Construction - commercial and residential	$ 927,265	$ 634,736	$ 927,265	$ 634,736
Construction - C&I (owner occupied)	$ 60,487	$ 41,846	$ 60,487	$ 41,846
Home equity	$ 115,346	$ 107,291	$ 115,346	$ 107,291
Other consumer	$ 5,881	$ 3,662	$ 5,881	$ 3,662

Average Balances (in thousands):
Total assets	$ 5,538,552	$ 3,889,909	$ 5,776,404	$ 4,070,914
Total earning assets	$ 5,307,404	$ 3,797,011	$ 5,544,835	$ 3,977,859
Total loans	$ 4,505,092	$ 3,148,943	$ 4,636,298	$ 3,317,731
Total deposits	$ 4,611,324	$ 3,340,271	$ 4,842,706	$ 3,470,231
Total borrowings	$ 169,077	$ 117,683	$ 129,136	$ 152,249
Total shareholders' equity	$ 732,156	$ 421,291	$ 778,279	$ 437,370

(1)   The reported figure includes the effect of $1.5 million and $885 thousand of merger related expenses ($1.3 million and $674 thousand net of tax) for the nine and three months ended September 30, 2014. As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the nine and three months periods ended September 30, 2014. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)

	Nine Months Ended September 30, 2014	Three Months Ended September 30, 2014
Net income	$ 39,531	$ 14,088
Adjustments to net income
Merger-related expenses	1,250	674
Operating net income	$ 40,781	$ 14,762

Net income available to common shareholders	$ 39,097	$ 13,937
Adjustments to net income available to common shareholders
Merger-related expenses	1,250	674
Operating earnings	$ 40,347	$ 14,611

Earnings per weighted average common share, basic	$ 1.50	$ 0.54
Adjustments to earnings per weighted average common share, basic
Merger-related expenses	0.05	0.03
Operating earnings per weighted average common share, basic	$ 1.55	$ 0.57

Earnings per weighted average common share, diluted	$ 1.47	$ 0.52
Adjustments to earnings per weighted average common share, diluted
Merger-related expenses	0.05	0.03
Operating earnings per weighted average common share, diluted	$ 1.52	$ 0.55

Summary Operating Results:
Noninterest expense	$ 70,376	$ 25,143
Merger-related expenses	1,460	885
Adjusted noninterest expense	$ 68,916	$ 24,258

Adjusted efficiency ratio	49.33%	49.11%

Adjusted noninterest expense as a % of average assets	2.37%	2.36%

Return on average assets
Net income	$ 39,531	$ 14,088
Adjustments to net income
Merger-related expenses	1,250	674
Operating net income	$ 40,781	$ 14,762

Adjusted return on average assets	1.40%	1.44%

Return on average common equity
Net income available to common shareholders	$ 39,097	$ 13,937
Adjustments to net income available to common shareholders
Merger-related expenses	1,250	674
Operating earnings	$ 40,347	$ 14,611

Adjusted return on average common equity	14.79%	15.22%

(2)   Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Nine Months Ended September 30, 2015	Twelve Months Ended December 31, 2014	Nine Months Ended September 30, 2014
Common shareholders' equity	$ 714,169	$ 548,859	$ 386,014
Less: Intangible assets	(109,498)	(109,908)	(3,321)
Tangible common equity	$ 604,671	$ 438,951	$ 382,693

Book value per common share	$ 21.38	$ 18.21	$ 14.83
Less: Intangible book value per common share	(3.28)	(3.65)	(0.12)
Tangible book value per common share	$ 18.10	$ 14.56	$ 14.71

Total assets	$ 5,888,958	$ 5,247,880	$ 4,169,181
Less: Intangible assets	(109,498)	(109,908)	(3,321)
Tangible assets	$ 5,779,460	$ 5,137,972	$ 4,165,860
Tangible common equity ratio	10.46%	8.54%	9.19%

(3)   Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(4)   Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	September 30, 2015	December 31, 2014	September 30, 2014
Cash and due from banks	$ 10,703	$ 9,097	$ 7,920
Federal funds sold	4,076	3,516	8,968
Interest bearing deposits with banks and other short-term investments	291,276	243,412	191,468
Investment securities available for sale, at fair value	524,326	382,343	382,468
Federal Reserve and Federal Home Loan Bank stock	16,865	22,560	10,657
Loans held for sale	35,713	44,317	41,254
Loans	4,776,965	4,312,399	3,432,548
Less allowance for credit losses	(50,320)	(46,075)	(44,954)
Loans, net	4,726,645	4,266,324	3,387,594
Premises and equipment, net	17,070	19,099	17,848
Deferred income taxes	35,426	32,511	25,803
Bank owned life insurance	58,284	56,594	40,432
Intangible assets, net	109,498	109,908	3,321
Other real estate owned	9,952	13,224	8,623
Other assets	49,124	44,975	42,825
Total Assets	$ 5,888,958	$ 5,247,880	$ 4,169,181

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 1,402,447	$ 1,175,799	$ 1,056,559
Interest bearing transaction	207,716	143,628	161,886
Savings and money market	2,514,310	2,302,600	1,944,593
Time, $100,000 or more	439,248	393,132	190,137
Other time	362,867	295,609	180,675
Total deposits	4,926,588	4,310,768	3,533,850
Customer repurchase agreements	64,893	61,120	58,957
Other short-term borrowings	--	100,000	--
Long-term borrowings	70,000	119,300	109,300
Other liabilities	41,408	35,933	24,460
Total liabilities	5,102,889	4,627,121	3,726,567

Shareholders' Equity

Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at September 30, 2015, December 31, 2014 and September 30, 2014; Series C, $1,000 per share liquidation preference, shares issued and outstanding 15,300 at September 30, 2015, and December 31, 2014, and -0- at September 30, 2014	71,900	71,900	56,600
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 33,405,510, 30,139,396 and 26,022,307 respectively	330	296	255
Warrant	946	946	946
Additional paid in capital	500,334	394,933	247,811
Retained earnings	211,318	150,037	135,490
Accumulated other comprehensive income	1,241	2,647	1,512
Total Shareholders' Equity	786,069	620,759	442,614
Total Liabilities and Shareholders' Equity	$ 5,888,958	$ 5,247,880	$ 4,169,181

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
Interest Income	2015	2014	2015	2014
Interest and fees on loans	$ 178,063	$ 128,181	$ 61,006	$ 45,502
Interest and dividends on investment securities	7,189	6,911	2,745	2,255
Interest on balances with other banks and short-term investments	604	379	228	125
Interest on federal funds sold	13	11	2	4
Total interest income	185,869	135,482	63,981	47,886
Interest Expense
Interest on deposits	10,668	6,925	3,739	2,189
Interest on customer repurchase agreements	94	107	33	38
Interest on short-term borrowings	54	--	--	--
Interest on long-term borrowings	3,687	1,788	1,124	1,024
Total interest expense	14,503	8,820	4,896	3,251
Net Interest Income	171,366	126,662	59,085	44,635
Provision for Credit Losses	10,043	7,179	3,262	2,111
Net Interest Income After Provision For Credit Losses	161,323	119,483	55,823	42,524

Noninterest Income
Service charges on deposits	3,990	3,638	1,374	1,227
Gain on sale of loans	9,364	4,686	2,483	1,822
Gain on sale of investment securities	2,224	10	60	--
Loss on early extinguishment of debt	(1,130)	--	--	--
Increase in the cash surrender value of bank owned life insurance	1,191	919	395	295
Other income	4,497	3,782	1,787	1,417
Total noninterest income	20,136	13,035	6,099	4,761
Noninterest Expense
Salaries and employee benefits	45,772	41,565	15,383	14,942
Premises and equipment expenses	12,056	9,570	3,974	3,374
Marketing and advertising	2,182	1,421	762	544
Data processing	5,598	4,592	1,976	1,572
Legal, accounting and professional fees	2,915	2,513	1,063	740
FDIC insurance	2,348	1,680	794	573
Merger expenses	139	1,460	2	885
Other expenses	11,066	7,575	3,451	2,513
Total noninterest expense	82,076	70,376	27,405	25,143
Income Before Income Tax Expense	99,383	62,142	34,517	22,142
Income Tax Expense	37,564	22,611	13,054	8,054
Net Income	61,819	39,531	21,463	14,088
Preferred Stock Dividends	539	434	180	151
Net Income Available to Common Shareholders	$ 61,280	$ 39,097	$ 21,283	$ 13,937

Earnings Per Common Share
Basic	$ 1.88	$ 1.50	$ 0.64	$ 0.54
Diluted	$ 1.84	$ 1.47	$ 0.63	$ 0.52

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended September 30,
	2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 374,778	$ 228	0.24%	$ 209,997	$ 125	0.24%
Loans held for sale (1)	38,373	374	3.90%	45,069	457	4.06%
Loans (1) (2)	4,636,298	60,632	5.19%	3,317,731	45,045	5.39%
Investment securities available for sale (2)	491,800	2,745	2.21%	395,528	2,255	2.26%
Federal funds sold	3,586	2	0.22%	9,534	4	0.17%
Total interest earning assets	5,544,835	63,981	4.58%	3,977,859	47,886	4.78%

Total noninterest earning assets	281,109			137,024
Less: allowance for credit losses	49,540			43,969
Total noninterest earning assets	231,569			93,055
TOTAL ASSETS	$ 5,776,404			$ 4,070,914

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 202,885	$ 97	0.19%	$ 116,315	$ 35	0.12%
Savings and money market	2,453,141	2,092	0.34%	1,945,865	1,574	0.32%
Time deposits	797,472	1,550	0.77%	372,695	579	0.62%
Total interest bearing deposits	3,453,498	3,739	0.43%	2,434,875	2,188	0.36%
Customer repurchase agreements	56,624	33	0.23%	69,579	37	0.21%
Other short-term borrowings	3	--	--	--	--	--
Long-term borrowings	72,509	1,124	6.07%	82,670	1,025	4.85%
Total interest bearing liabilities	3,582,634	4,896	0.54%	2,587,124	3,250	0.50%

Noninterest bearing liabilities:
Noninterest bearing demand	1,389,208			1,035,356
Other liabilities	26,283			11,064
Total noninterest bearing liabilities	1,415,491			1,046,420

Shareholders' equity	778,279			437,370
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 5,776,404			$ 4,070,914

Net interest income		$ 59,085			$ 44,636
Net interest spread			4.04%			4.28%
Net interest margin			4.23%			4.45%
Cost of funds			0.35%			0.33%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.2 million and $3.1 million for the three months ended September 30, 2015 and 2014, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 336,545	$ 604	0.24%	$ 209,332	$ 379	0.24%
Loans held for sale (1)	45,863	1,288	3.74%	31,571	957	4.04%
Loans (1) (2)	4,505,092	176,775	5.25%	3,148,943	127,224	5.40%
Investment securities available for sale (2)	412,912	7,189	2.33%	398,298	6,911	2.32%
Federal funds sold	6,992	13	0.25%	8,867	11	0.17%
Total interest earning assets	5,307,404	185,869	4.68%	3,797,011	135,482	4.77%

Total noninterest earning assets	279,388			135,526
Less: allowance for credit losses	48,240			42,628
Total noninterest earning assets	231,148			92,898
TOTAL ASSETS	$ 5,538,552			$ 3,889,909

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 178,256	$ 208	0.16%	$ 115,561	$ 135	0.16%
Savings and money market	2,379,643	6,066	0.34%	1,895,618	4,582	0.32%
Time deposits	778,375	4,394	0.75%	399,994	2,207	0.74%
Total interest bearing deposits	3,336,274	10,668	0.43%	2,411,173	6,924	0.38%
Customer repurchase agreements	54,945	94	0.23%	63,768	107	0.22%
Other short-term borrowings	27,492	54	0.26%	--	--	--
Long-term borrowings	86,640	3,687	5.61%	53,915	1,788	4.37%
Total interest bearing liabilities	3,505,351	14,503	0.55%	2,528,856	8,819	0.47%

Noninterest bearing liabilities:
Noninterest bearing demand	1,275,050			929,098
Other liabilities	25,995			10,664
Total noninterest bearing liabilities	1,301,045			939,762

Shareholders' equity	732,156			421,291
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 5,538,552			$ 3,889,909

Net interest income		$ 171,366			$ 126,663
Net interest spread			4.13%			4.30%
Net interest margin			4.32%			4.46%
Cost of funds			0.36%			0.31%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $8.9 million and $8.4 million for the nine months ended September 30, 2015 and 2014, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
Income Statements:	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Total interest income	$ 63,981	$ 62,423	$ 59,465	$ 56,091	$ 47,886	$ 44,759	$ 42,837	$ 41,652
Total interest expense	4,896	4,873	4,734	4,275	3,251	2,739	2,830	2,938
Net interest income	59,085	57,550	54,731	51,816	44,635	42,020	40,007	38,714
Provision for credit losses	3,262	3,471	3,310	3,700	2,111	3,134	1,934	2,508
Net interest income after provision for credit losses	55,823	54,079	51,421	48,116	42,524	38,886	38,073	36,206
Noninterest income (before investment gains/losses & extinguishment of debt)	6,039	6,233	6,770	5,298	4,761	3,809	4,455	4,308
Gain/(loss) on sale of investment securities	60	--	2,164	12	--	2	8	(4)
Loss on early extinguishment of debt	--	--	(1,130)	--	--	--	--	--
Total noninterest income	6,099	6,233	7,804	5,310	4,761	3,811	4,463	4,304
Salaries and employee benefits	15,383	14,683	15,706	15,703	14,942	13,015	13,608	12,759
Premises and equipment	3,974	4,072	4,010	3,747	3,374	3,107	3,089	2,974
Marketing and advertising	762	735	685	578	544	415	462	519
Merger expenses	2	26	111	3,239	885	576	--	--
Other expenses	7,284	7,082	7,561	6,085	5,398	5,022	5,939	5,272
Total noninterest expense	27,405	26,598	28,073	29,352	25,143	22,135	23,098	21,524
Income before income tax expense	34,517	33,714	31,152	24,074	22,142	20,562	19,438	18,986
Income tax expense	13,054	12,776	11,734	9,347	8,054	7,618	6,939	6,983
Net income	21,463	20,938	19,418	14,727	14,088	12,944	12,499	12,003
Preferred stock dividends	180	179	180	180	151	142	141	141
Net income available to common shareholders	$ 21,283	$ 20,759	$ 19,238	$ 14,547	$ 13,937	$ 12,802	$ 12,358	$ 11,862

Per Share Data:
Earnings per weighted average common share, basic	$ 0.64	$ 0.62	$ 0.62	$ 0.51	$ 0.54	$ 0.49	$ 0.48	$ 0.46
Earnings per weighted average common share, diluted	$ 0.63	$ 0.61	$ 0.61	$ 0.49	$ 0.52	$ 0.48	$ 0.47	$ 0.45
Weighted average common shares outstanding, basic	33,400,973	33,367,476	31,082,715	28,777,778	26,023,670	25,981,638	25,927,888	25,835,054
Weighted average common shares outstanding, diluted	34,026,412	33,997,989	31,776,323	29,632,685	26,654,186	26,623,784	26,575,155	26,495,545
Actual shares outstanding	33,405,510	33,394,563	33,303,467	30,139,396	26,022,307	25,985,659	25,975,186	25,885,863
Book value per common share at period end	$ 21.38	$ 20.76	$ 20.11	$ 18.21	$ 14.83	$ 14.25	$ 13.62	$ 13.03
Tangible book value per common share at period end (1)	$ 18.10	$ 17.46	$ 16.82	$ 14.56	$ 14.71	$ 14.12	$ 13.49	$ 12.89

Performance Ratios (annualized):
Return on average assets	1.47%	1.51%	1.49%	1.21%	1.37%	1.35%	1.36%	1.33%
Return on average common equity	11.95%	12.18%	13.24%	11.68%	14.52%	14.09%	14.38%	14.07%
Net interest margin	4.23%	4.33%	4.41%	4.42%	4.45%	4.48%	4.45%	4.40%
Efficiency ratio (2)	42.04%	41.70%	44.89%	51.38%	50.90%	48.30%	51.94%	50.03%

Other Ratios:
Allowance for credit losses to total loans (3)	1.05%	1.07%	1.07%	1.07%	1.31%	1.33%	1.37%	1.39%
Nonperforming loans to total loans (3)	0.30%	0.33%	0.44%	0.52%	0.86%	0.69%	1.19%	0.84%
Allowance for credit losses to total nonperforming loans	347.82%	328.98%	244.12%	205.30%	152.25%	193.50%	115.67%	165.66%
Nonperforming assets to total assets	0.41%	0.44%	0.58%	0.68%	0.92%	0.80%	1.19%	0.90%
Net charge-offs (annualized) to average loans (3)	0.16%	0.21%	0.15%	0.26%	0.09%	0.20%	0.11%	0.18%
Tier 1 leverage ratio	11.93%	12.03%	12.19%	10.69%	10.70%	10.89%	10.83%	10.93%
Total risk based capital ratio	13.77%	13.75%	13.90%	12.97%	14.48%	12.71%	13.04%	13.01%
Common Equity Tier 1	10.44%	10.37%	10.43%	n/a	n/a	n/a	n/a	n/a
Tangible common equity to tangible assets (1)	10.46%	10.33%	10.39%	8.54%	9.19%	9.38%	9.22%	8.86%

Average Balances (in thousands):
Total assets	$ 5,776,404	$ 5,562,220	$ 5,271,483	$ 4,844,409	$ 4,070,914	$ 3,853,441	$ 3,740,225	$ 3,576,715
Total earning assets	$ 5,544,835	$ 5,332,397	$ 5,039,428	$ 4,654,423	$ 3,977,859	$ 3,760,720	$ 3,647,305	$ 3,485,546
Total loans	$ 4,636,298	$ 4,499,871	$ 4,376,248	$ 3,993,020	$ 3,317,731	$ 3,141,976	$ 2,981,917	$ 2,867,955
Total deposits	$ 4,842,706	$ 4,655,234	$ 4,330,403	$ 4,025,900	$ 3,470,231	$ 3,328,380	$ 3,217,916	$ 3,038,949
Total borrowings	$ 129,136	$ 128,733	$ 250,698	$ 237,401	$ 152,249	$ 98,105	$ 102,146	$ 126,409
Total stockholders' equity	$ 778,279	$ 755,541	$ 661,364	$ 561,467	$ 437,370	$ 421,029	$ 405,121	$ 391,036

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800